SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2011

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2011, Eagle Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, EagleBank (the “Bank”) entered into an Early Retirement Compensation Agreement (the “Agreement”) with Martha Foulon-Tonat, the Executive Vice President and Chief Lending Officer of the Bank, which amends the Amended and Restated Employment Agreement dated as of December 2, 2008 between the Bank and Ms. Foulon-Tonat (the “Employment Agreement”).  A copy of the Agreement is attached as Exhibit 10.1 hereto, incorporated by reference herein.

The Agreement provides Ms. Foulon-Tonat the opportunity to retire from employment with the Bank during a five business day period after the Bank gives her notice that the Company has repaid all financial assistance received under to the Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008 as amended (“EESA”). Her retirement would be effective as of the date of receipt of the notice of her decision to retire, or such other mutually agreed upon date (the “Termination Date”). If Ms. Foulon-Tonat properly elects to exercise the retirement provision, then the Bank will pay to her one year of her base salary as in effect of December 31, 2010, $255,000, in installments over the year following the Termination Date, and if Ms. Foulon-Tonat elects to continue health insurance pursuant to COBRA, one year of health insurance premiums.  Ms. Foulon-Tonat’s right to receive these payments will terminate if she breaches the confidentiality, non-disclosure, non-competition, and non-interference provisions of the Employment Agreement, as amended by the Agreement, and she shall be required to repay any amounts previously paid, in addition to any other rights the Company may have otherwise under the Employment Agreement. Additionally, Ms. Foulon-Tonat would have the right to receive an amount equal to the value of 8,073 shares of the Company’s common stock as of the Termination Date, in exchange for forfeiting her rights to receive 8,073 unvested shares of restricted stock. If Ms. Foulon-Tonat does not exercise this right, the restricted shares will vest on the date six months and one day after the Termination Date, provided Ms. Foulon-Tonat is not in breach of the Employment Agreement, as amended by the Agreement.  Ms Foulon-Tonat would also have the right to receive an additional 7,300 shares of common stock, or the equivalent cash value thereof on the date six months and one day after the Termination Date, provided Ms. Foulon-Tonat is not in breach of the Employment Agreement, as amended by the Agreement.  The amounts payable to Ms. Foulon—Tonat is subject to 50% reduction (and repayment by Ms Foulon-Tonat if necessary) in the event that business relationships in excess of designated dollar amounts, or certain employees, depart the Bank in the manner specified in the Agreement.

The Agreement extends the term of the preexisting, non-competition and non-interference covenants in the Employment Agreement from one year to eighteen months after the Termination Date. The Agreement provides that Ms. Foulon-Tonat shall continue as Executive Vice President of the Bank performing such duties as are assigned, but shall not continue as Chief Lending Officer. Payments under the Agreement shall be subject to delay necessary to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; and to reduction required to comply with the parachute payment provisions of the Employment Agreement. Payments under the Agreement are subject to termination and disgorgement if any payment is determined to violate EESA and the regulations promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Early Retirement Compensation Agreement, dated March 29, 2011 among the Company, the Bank and Martha Foulon-Tonat

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: April 1, 2011